David K. Makepeace, P.Eng.
Geospectrum Engineering
2588 Birch Street
Abbotsford, BC

and

Michael A. McClave, L.P. Geo.
9606 West Ownby Drive
Nine Mile Falls, Washington, 99026-9623

US Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street NW
Washington, DC 20549

Re: Journey Resources Corp. – Form 20-F Registration Statement

Dear Sirs:

We, David K. Makepeace, P.Eng,. and Michael A. McClave, L.P. Geo., consent to the references to our names and to the statements attributed to us respecting the technical report entitled “Musgrove Creek Gold Project – Cobalt Mining District, Lemhi County, Salmon, Idaho, USA” prepared by us dated May 15, 2006, included in the above-referenced registration statement on Form 20-F and in any amendment thereto.

Dated July 7, 2008.

“David K. Makepeace”	“Michael A. McClave”
David K. Makepeace, P.Eng.	Michael A. McClave, L.P.
Geospectrum Engineering